UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2007

Sara Lee Corporation

(Exact name of registrant as specified in charter)

Maryland	1-3344	36-2089049
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification Number)

3500 Lacey Road, Downers Grove, Illinois 60515

(Address of principal executive offices)

Registrant’s telephone number, including area code: (630) 598-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

In fiscal 2005, the Corporation announced a transformation plan designed to improve the Corporation’s performance and better position it for long term growth. Under the transformation plan, the Corporation indicated that over a five year period it would recognize a number of material charges to execute actions to reduce the cost structure of the business and improve operational efficiency. Included in these activities would be the charges for the severance of employees, the reduction of manufacturing capacity and the centralization of North American operations. The status of the Corporation’s transformation plan is outlined in its annual report on Form 10-K for fiscal 2006, and updated in its quarterly report on Form 10-Q for first quarter of fiscal 2007.

As a result of exit and business disposition activities approved on January 24, 2007, the Corporation will recognize a pretax charge of $40 million related to exit and business disposition activities. Of this total, $27 million primarily relates to the planned termination of 489 employees, $10 million relates to the net present value of leases exited, net of anticipated sublease income, and $3 million relates to the cost of certain asset and business disposition activities. All of these actions will result in cash expenditures and are expected to be completed within the next twelve months. The after tax impact of this charge is $26 million.

Item 2.06 Material Impairments

The Corporation will recognize a $152 million non-cash pre tax charge in the fiscal quarter ending December 30, 2006 as a result of the following:

•	The Corporation tests the goodwill associated with each of its reporting entities for impairment in the second quarter of each year. As part of this review the Corporation concluded that the carrying amount of its Brazilian and Austrian coffee reporting units exceeded their respective fair values. As a result, the Corporation compared the implied fair value of the goodwill in each reporting unit with the carrying value of the goodwill and, on January 23, 2007 the Corporation concluded that a $92 million impairment loss needed to be recognized. Of this amount $86 million relates to the Brazilian reporting unit and $6 million relates to the Austrian reporting unit. Both of these reporting units are part of the Corporation’s International Beverage segment. The impairment loss recognized equals the entire remaining amount of goodwill in each reporting unit. In prior years the Corporation had recognized goodwill impairment losses of $23 million and $1 million for the Brazilian and Austrian reporting units respectively.

The Brazilian coffee operation has experienced a sustained decline in profitability due to a highly competitive market in which the business operates. In management’s judgment, the Brazilian market has experienced a significant amount of price competition as a result of general economic conditions, and consumers have been unwilling to pay the premium prices previously anticipated. As a result of the sustained underperformance of this business management has revised its future cash flow expectations. These revised future cash flow expectations along with comparable fair value information from the recent sale of a coffee business of comparable size and profitability, resulted in the Corporation lowering its estimate of fair value of the business in this fiscal 2007 impairment review. Similarly, the underperformance of the Austrian business in recent periods led the Corporation to lower its forecasted future cash flow expectations and resultant estimate of fair value.

No tax benefit will be recognized on either the Brazilian or Austrian goodwill impairment losses. In addition, after considering the lower future profit expectations, the Corporation has concluded that it is necessary to recognize a full $27 million valuation reserve on the net deferred tax assets related to the Brazilian tax jurisdiction.

As part of the annual impairment review the Corporation also concluded that it was reasonably likely that certain other reporting units may become impaired in future periods. The term “reasonably likely” refers to an occurrence that is more than remote but less than probable in the judgment of management. These reporting units include a Bakery operation in Europe with $454 million of goodwill; a Meat business in Mexico with $23 million of goodwill and a Beverage business in Poland with $63 million of goodwill. While the fair value of these operations either approximate or exceed the carrying value at the present time and management does not believe that impairment is probable, the performance of these businesses requires continued improvement in future periods to sustain their carrying value. The future performance of any reporting unit is dependent upon a number of variables which cannot be predicted with certainty.

•	In conjunction with the actions resulting in the impairment of the Brazilian goodwill, the Corporation assessed the realization of its long lived assets associated with this held for use asset grouping. The primary asset in the asset group was determined to be trademarks, which had a carrying value of $47 million and are being amortized over 10 years. Using the anticipated undiscounted cash flows of the asset group the Corporation concluded that the asset group was not fully recoverable. As a result of this evaluation the Corporation concluded that the carrying value of the trademarks exceeded the fair value by $26 million. The fair value of the trademarks was estimated using the royalty saved method. The after tax impact of the trademark impairment is $17 million.

•	During the second quarter of 2007 management completed an analysis of the manufacturing activities being conducted at a facility that is part of the North American Retail Meats segment. As a result of this analysis, the Corporation concluded that operations at this facility would be substantially reduced in order to improve efficiency and long term profitability. Certain of the activities performed at the location will be transferred to more efficient third party suppliers and others will be eliminated. These actions are consistent with the Corporation’s previously announced transformation plan. Based upon the results of a third party appraisal and internal estimates of cash flows to be generated through the date of disposition, the Corporation concluded on January 23, 2007 that it was necessary to recognize an impairment charge of $34 million for this asset group in the second quarter of fiscal 2007. The after tax impact of this impairment loss is $22 million.

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SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2007

SARA LEE CORPORATION
(Registrant)

By:	/s/ Wayne R. Szypulski
Senior Vice President and Controller
(Principal Accounting Officer)

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